Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND UNDER APPLICABLE STATE SECURITIES LAWS AS TO THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO YI XIN INTERNATIONAL COPPER, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CN - _____	Dated:______________
10% CONVERTIBLE NOTE

FOR VALUE RECEIVED, YI XIN INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of _______________________, or its assigns (the “Holder”), without demand, the sum of __________________ ($____________), with simple interest accruing at the rate described below.

This Note is being issued pursuant to a Subscription Agreement that is one of a series of Subscription Agreements among the Company and the initial holders of the Company Notes (as defined below) which Subscription Agreements (collectively, the “Subscription Agreements”) were entered into in connection with a Private Offering Memorandum prepared by the Company and dated October __, 2009. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Subscription Agreement.

ARTICLE I
GENERAL PROVISIONS

1.1           Payments.  Interest payable on the outstanding principal of this Note shall accrue from the Closing Date at a rate per annum (the “Interest Rate”) equal to ten percent (10%), subject to adjustment pursuant to Section 1.2 (the “Interest”).  Interest shall be compounded annually, and shall be payable on each anniversary of the date hereof (the “Closing Date”).  Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months. The principal of this Note (the “Principal”) and accrued but unpaid Interest thereon shall, unless earlier converted, be payable in full on the date that shall be twelve (12) months after the Closing Date or the closing of a public offering by the Company of the common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) resulting in gross proceeds to the Company before deducting any discounts, fees or costs associated with the offering) of not less than $10,000,000 following the date hereof, whichever is earlier (the “Maturity Date”). On the Maturity Date, the Holder shall deliver, by hand or nationally recognized overnight delivery service, to the Company at its principal executive offices this Note.  Payment of the outstanding Principal and Interest on the Maturity Date shall be made by the Company to the Holder against receipt of this Note (as provided in this Section 1.1).

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Company shall in good faith recalculate the outstanding Principal balance and the Interest payable with respect to the converted portion.  Upon any full conversion by the Holder in accordance with Article II, all of the payments of Principal due hereunder shall terminate and no further Interest shall accrue. All payments in respect of the Principal or Interest shall be made in cash in U.S. dollars and in immediately available funds, and payments shall be applied first to Interest and then to Principal and thereafter to charges and expenses owing under or in connection with this Note.  Each conversion hereof shall constitute the re-affirmation by the Holder that the representations and warranties contained in the Subscription Agreement are true and correct in all material respects with respect to the Holder as of the time of such conversion.

1.2           Default Interest.   Any amount of Principal or Interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof until the same is paid (“Default Interest”).

1.3           Conversion Rights.  The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full or converted in full regardless of the occurrence of an Event of Default.  The Note shall be payable in full on the Maturity Date as provided in Section 1.1, except to the extent previously converted into Company common stock (the “Common Stock”) in accordance with Article II hereof.

1.4           Prepayment Option.  At any time after the Effective Date (defined below), the Company may prepay in cash all or any portion of the outstanding principal amount of this Note upon ten (10) days prior written notice to the Holder at a price equal to one hundred ten percent (110%) of the outstanding principal amount of this Note plus accrued Interest. Notwithstanding the foregoing, the Company may effect a prepayment only upon the earlier of: (i) the Effective Date, or (ii) the date upon which the Conversion Shares become eligible for sale pursuant to Rule 144 under the Securities Act of 1933. “Effective Date” has the meaning provided in the Registration Rights Agreement.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the Principal and accrued and unpaid Interest due under this Note into shares of the Company’s Common Stock, as set forth below.  Shares of stock issuable upon conversion of the Note may be referred to as “Conversion Shares.”

2.1         Conversion into the Company’s Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid Principal portion of this Note, and accrued Interest on such portion, at the election of the Holder into fully paid and non-assessable shares of Common Stock, or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified (the “Conversion Shares”), at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein.  Upon delivery to the Company at its principal offices of a completed Notice of Conversion (in the form attached hereto), together with this Note (the date of such delivery being a “Conversion Date”), the Company shall issue and deliver to the Holder within five (5) business days from the Conversion Date that number of shares of Common Stock for the portion of the Note and related Interest converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal of the Note and accrued Interest to be converted, by the Conversion Price.  No fractional shares will be issued and any portion of the Principal and accrued Interest attributable to any such unissued fractional share shall be refunded to the Holder.  Notwithstanding anything in Section 4.2 to the contrary, to be effectively delivered, a Notice of Conversion (together with this Note), must actually be received by the Company in order to be considered delivered.

(b)           Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $0.78.

(c)           The Conversion Price and number and kind of share of Common Stock or to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i)          Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the Conversion Date, with respect to any conversion occurring at any time after the occurrence of such Fundamental Change, shall receive, in lieu of the Common Stock (or other securities) issuable on such conversion prior to the occurrence of such Fundamental Change, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the occurrence of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided herein.

If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid Principal portion thereof and accrued Interest thereon, shall thereafter be deemed to evidence the right to be issued an adjusted number of such securities and kind of securities as would have been issuable upon conversion of this Note as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(ii)           Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and Other Securities and Property receivable by the Holder of this Note after the effective date of such dissolution pursuant to this Article II to a bank or trust company (a “Trustee”) having its principal office in New York, New York, as trustee for the Holder.

(iii)           Continuation of Terms. Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following such transfer, as the case may be, and shall be binding upon the issuer of any other securities and property, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(iv). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 2.1(c)(ii).

(iv)           Extraordinary Events Regarding Common Stock. In the event that the Company shall (A) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (B) subdivide its outstanding shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 2.1(c)(iv). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be issuable on such conversion by a fraction of which (x) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be in effect, and (y) the denominator is the Conversion Price in effect on the date of such conversion.

(d)           Effectiveness of Adjustment. An adjustment to the Conversion Price or to the number of Conversion Shares issuable hereunder, shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e)           Notice of Adjustment. Upon the happening of any event requiring an adjustment of the Conversion Price, the Company shall promptly give written notice thereof to the Holder at the address appearing in the records of the Company, stating the adjustments resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Holder or any defect therein shall not affect the legality or validity of the subject adjustment.

(f)     Accredited Investor Status.  In no event may the Holder convert this Note into Conversion Shares unless, at the time of such conversion, Holder is an “accredited investor” as defined in Regulation D under the Securities Act.  This Warrant may be transferred only to “accredited investors.”

2.2         Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the remaining Principal balance of this Note and Interest which shall not have been paid.

2.3         Conversion of Note.

(a)           Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Company’s transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion.  The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Common Stock.  In the event of any partial conversion of this Note, the Company shall issue to the Holder a replacement Note reflecting the then outstanding Principal.

(b)           Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

2.4         Reservation of Conversion Shares.  During the period the conversion right exists pursuant to Article II, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Company Notes, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Company Notes in accordance with their respective terms. The Company agrees that all Conversion Shares issued upon due conversion of the Notes shall be, at the time of delivery of the certificates for such Conversion Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.  The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note and accrued Interest as provided for herein.

2.5           Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in Article II of this Note, at no time may the Holder convert all or a portion of this Note if the number of Conversion Shares to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock beneficially owed by the Holder at such time (including pursuant to any other convertible securities of the Company), would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time. Notwithstanding anything to the contrary contained herein, the limitation on conversion of this Note may be waived by written agreement between the Holder and the Company; provided, however, such waiver may not be effective less than sixty-one (61) days from the date thereof.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events of default (each an “Event of Default”), if not cured within a reasonable period of time after of notice of such event is received by the Company from the Holder shall, at the option of the Holder hereof, make all sums of Principal and Interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand:

3.1           Failure to Pay Principal or Interest.  The Company fails to pay any installment of Principal, Interest or other sum due under this Note.

3.2           Receiver or Trustee.  The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against the Company are not dismissed within fifteen (90) days of initiation.

3.4           Delisting.  Following the initial listing of the Common Stock, the delisting of the Common Stock from the OTC Bulletin Board or such other trading market or exchange on which the Common Stock is listed or quoted for trading.

3.5           Failure to Deliver Common Stock.  The Company’s failure to deliver Common Stock to the Holder pursuant to this Note.

3.6           Reservation Default.  Failure by the Company to have reserved for issuance upon conversion of the Note and accrued Interest the amount of Common Stock.

ARTICLE IV
MISCELLANEOUS

4.1         Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2         Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (B) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (x) if to the Company to: Yi Xin International Copper, Inc., No. 1 Guiba Road, Guixi District, Yingtan City, 335419 Jiangxi Province, the People's Republic of China, Attn:  Chief Executive Officer, telecopier number (86) (701) 333-8888, with a copy by telecopier only to: Blank Rome, LLP, 405 Lexington Ave., 24th Floor, New York, NY 10174, Attn.: Jeffrey A. Rinde, Esq., telecopier number: (917) 332-3009, and (y) if to the Holder, to the one or more addresses and facsimile numbers provided in the Subscription Agreement, or any other address or facsimile number provided by the Holder in a manner consistent with this Section 4.2 after the date hereof.

4.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.  The Company may from time to time supplement or amend this Note without the approval of any holder of Notes in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder.  This Note is one of a series of Notes of like tenor issued by the Company in an aggregate principal amount of up to $5,000,000 (collectively, the “Company Notes”). In addition to any amendment permitted by the foregoing provisions of this Section 4.3, any term of this Note may be amended or waived upon the written consent of the Company and the holders of Company Notes representing over 50% of the number of shares of Common Stock into which all outstanding Company Notes may be converted (the “Majority Holders”); provided , that (x) any such amendment or waiver must apply to all Company Notes; and (y) the number of Conversion Shares subject to this Note, the Conversion Price and the Maturity Date may not be amended, and the right to convert this Note may not be altered or waived in any manner adverse to the Holder, without the written consent of the Holder.  In addition to the foregoing, this Note may be amended in any respect upon the written consent of the Company and the Holder.

4.4           Trasferability and Assignability.

(a)            Subject to Section 4.7 hereof, this Note may be transferred by a Holder, in whole, or, so long as the portion to be transferred is equal to or greater than $250,000 and is a multiple of $250,000, in part, subject only to the restrictions specified in this Note and in the Subscription Agreement.  If transferred pursuant to this paragraph, this Note may be transferred on the books of the Company by the Holder hereof in person or by duly authorized attorney, upon surrender of this Note at the principal office of the Company, properly endorsed (by the Holder executing an assignment in the form attached hereto), together with the transferee’s portion of the assignment duly completed and executed by the transferee, and accompanied by such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws, to establish that such transfer is being made in accordance with the terms hereof, and a new Note shall be issued to the transferee and the surrendered Note shall be canceled by the Company.  This Note may be transferred only to “accredited investors” as defined under the Securities Act.

(b)            This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and permitted assigns.

4.5           Cost of Collection.  If default is made in the payment of this Note, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6           Governing Law; Consent to Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  The Company and the Holder agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

4.7           Compliance with Securities Laws.

(a)           The Holder of this Note, by acceptance hereof, acknowledges that this Note and the Conversion Shares to be issued upon conversion hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose this Note or any Conversion Shares to be issued upon conversion hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

(b)           All certificates representing Conversion Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES ISSUED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.  THE SECURITIES ISSUED HEREBY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND UNDER APPLICABLE STATE SECURITIES LAWS AS TO SUCH SECURITIES OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO YI XIN INTERNATIONAL COPPER, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

4.8           Stockholder Status.  The Holder shall not have rights as a stockholder of the Company with respect to unconverted portions of this Note.  However, the Holder will have all the rights of a stockholder of the Company with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Notice of Conversion, together with this note, to the Company in compliance with the provisions of Article II.

4.9           Taxes.  The Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Conversion Shares in a name other than that of the Holder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Conversion Shares or any Note until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Holder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

4.10         Entire Agreement.  This Note, the Subscription Agreement and the other transaction documents (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Note and the Subscription Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.  In the event of a conflict between this Note and the Subscription Agreement, the terms of the Subscription Agreement shall be controlling.

4.11          Section Headings. The section headings in this Note are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

4.12         Loss, Theft, Destruction of Note.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid Principal dated as of the date hereof.  This Note shall be held and owned upon the express condition that the provisions of this Section 4.12 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

4.13         Who Deemed Absolute Owner.  The Company may deem the person or entity in whose name this Note shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Note (whether or not this Note shall be overdue) for the purpose of receiving payment of or on account of the Principal of this Note or Interest, for the conversion of this Note and for all other purposes, and the Company shall not be affected by any notice to the contrary.

 4.14           Registration Rights Agreement.  The Conversion Shares are subject to a Registration Rights Agreement among the Investor, certain other investors, and the Company dated ____________ (the “Registration Rights Agreement”) and the registration rights with respect to the Conversion Shares issuable upon conversion of this Note by a Holder may be assigned only in accordance with the terms and provisions of the Registration Rights Agreement.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by an authorized officer as of the ______ day of ________, 20__.

Witness:	YI XIN INTERNATIONAL COPPER, INC.

By:
Name:
Title:

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the Principal and accrued Interest with respect to such Principal of the 10% Convertible Note (the “Note”) issued by YI XIN INTERNATIONAL COPPER, INC. on _________________, 20___ into shares of Common Stock of YI XIN INTERNATIONAL COPPER, INC. according to the conditions set forth in such Note, as of the date written below.

The undersigned represents and warrants to the Company that the undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

Date of Conversion:

Conversion Price:

Common Stock To Be
Delivered:

Signature:

Print Name:

Address:

ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the within 10% Convertible Note and all rights evidenced thereby and does irrevocably constitute and appoint _____________, attorney, to transfer the said Note on the books of Yi Xin International Copper, Inc. (the “Company”).

The undersigned represents and warrants that the foregoing assignment is made in compliance with all applicable law and the terms of the 10% Convertible Note.

Dated: ________________________________	Signature	_____________________________________

	Address	________________________________
________________________________

TRANSFEREE’S REPRESENTATIONS AND WARRANTIES

The undersigned transferee hereby represents and warrants to the Company that the transferee is an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended and that the address set forth below is the undersigned’s principal residence (if an individual) or principal place of business (if a corporation or other entity).

Dated: ________________________________	Signature	_____________________________________
Name:

	Address	________________________________
________________________________